Exhibit 10.39

INDEPENDENT CONSULTANCY AGREEMENT

This INDEPENDENT CONSULTANCY AGREEMENT (the “Agreement”) is entered into by and among Ribbon Communications Operating Company, Inc., a Delaware corporation (“RCOC” and together with its affiliates, successors and assigns “Ribbon” or the “Company”) and David Walsh (“Consultant”), and sets forth the terms under which Consultant will provide, and the Company will engage Consultant for, certain professional services as described herein. RCOC and Consultant are hereinafter jointly referred to as the “Parties”, with each individually being referred to as a “Party”.
In consideration of the premises and mutual promises and undertakings set forth below and intending to be legally bound, RCOC and Consultant agree as follows:

1.	Consulting Relationship.

(a)
Term. The term of this Agreement shall commence effective February 2, 2019 (the “Effective Date”) and shall terminate on January 31, 2020 (the “End Date”) unless sooner terminated as described in Section 8 below. At the expiration of the term, this Agreement shall automatically terminate without notice and no tacit extension will be applied.

(b)
Independent, Non-Exclusive Appointment. Consultant will perform the Services (as defined in Appendix A hereto) independently and will not be subject to the hierarchy, directive and disciplinary powers of Ribbon. Consultant will not be bound by Ribbon’s working hours, employee policies nor will Consultant be required to regularly carry out the Services at Ribbon offices. Any such visits should be strictly in accordance with the Services mentioned in Appendix A. Consultant will not eligible to participate in any Ribbon benefit programs. If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of the Company's benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits. The Parties understand that the Agreement is a non-exclusive consultancy contract and that Consultant is available to perform services for other companies in addition to Ribbon. Similarly, Ribbon may appoint other independent consultants to provide similar or any other services. The Parties expressly confirm their intention to establish a non-exclusive, arms’ length consultancy relationship with the exclusion of any other or further working relationship different from what the Parties are willing to agree to under the present Consultancy Agreement. Consultant is not an agent of the Company and is not authorized to obligate or commit Ribbon in any manner in dealings with Ribbon customers, potential customers, other persons or entities, or government units. Consultant also acknowledges that he is not an employee of Ribbon, and will not make any claims to employment with Ribbon, whether during the term of this Agreement or otherwise. Consultant agrees to furnish all materials necessary to accomplish the Services and assumes all of the risk for Consultant’s own profit or loss with respect to the Services provided hereunder. Consultant acknowledges and agrees that the Company shall not direct or control Consultant with respect to the manner in which the Services are provided. Consultant represents that Consultant is not economically dependent upon the Company in any way with respect to the fees payable hereunder and that he generlly carries on and is engaged in a business of providing services similar to the Services.

(c)
Compensation and Tax. In exchange for providing the Services, Company will pay Consultant USD 25,000 per month during the term of this Agreement according to the terms in Appendix A for providing the Services (prorated for any partial month during the term of this Agreement). Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other Taxes (as defined below) thereon. Ribbon shall not be liable at any time for any of Consultant’s Taxes incurred in connection with or related to amounts paid under this Agreement.  If Taxes are required to be withheld under applicable law on any amounts otherwise to be paid by Ribbon to Consultant hereunder, Ribbon shall deduct and set off such Taxes from the amount otherwise due and owed to Consultant.  “Tax” means, federal, state and local taxes with respect to any compensation or other payments under this Agreement.

(d)
Consulting Services. Consultant agrees to use his best efforts to perform the Services. Consultant warrants and covenants to Ribbon that the Services will be performed with such standard of care and diligence that can be expected of a skilled professional engaged in a similar business of provision of Services. The Parties acknowledge and agree that it is reasonably anticipated that the level of bona fide services provided by Consultant to Ribbon during the term of this Agreement will be no more than 20% of the average level of bona fide services provided performed by Consultant for Ribbon during the 36-month period immediately preceding the Effective Date and, unless otherwise agreed in writing between the Parties, the level of bona fide services required to provide the Services shall not exceed 20% of the average level of bona fide services provided by Consultant for Ribbon during the 36-month period immediately preceding the Effective Date.

(e)
Expenses. Ribbon shall reimburse Consultant for all pre-approved ordinary, necessary, and reasonable travel expenses Consultant incurs for purposes of performing the Services. Ribbon will only reimburse travel expenses which it has approved in writing in advance of the expenses being incurred by Consultant. In order to be reimbursed, Consultant must evidence that the expenses were necessary and reasonable to perform the Services for Ribbon. Reimbursement of expenses will be subject to Consultant providing to Ribbon proof of incurring such expenditure, including by way of invoices and bills, where applicable.

(f)	Payment. All approved amounts shall be paid by Ribbon on the first scheduled payment day following the 30th day of the end of each month.

2.	Confidential Information.

(a)
Access to Confidential Information. In the course of performing Services under this Agreement, Ribbon shall provide, and Consultant will have access to, confidential information that is either owned by Ribbon or entrusted to Ribbon by its customers or other third parties (the “Confidential Information”). The Confidential Information may include, but is not limited to, Inventions (as defined herein), all work products mentioned in Section 4, legal, technical, administrative, management, financial, and/or marketing information (such as design, manufacturing and procurement specifications, procedures, manufacturing processes, information processing processes, marketing plans and strategies, customer names, financial data,) and physical embodiments of such information (such as source code, object code, flow charts circuits, drawings, specification sheets, recording media for machine information processing systems, documentation, contracts, reports, customer lists, manuals, quotations, correspondence, and samples).

(b)
Treatment of Confidential Information. Consultant will maintain the Confidential Information in strictest confidence. Consultant acknowledges that the Confidential Information is a valuable commercial asset and that its unauthorized disclosure, or use, of the Confidential Information would be extremely damaging to Ribbon. Both during and after the term of this Agreement, Consultant covenants that he will not disclose the Confidential Information to any other individual(s) or entity(s) directly or indirectly, intentionally or inadvertently, through its agents, employees, officers, representatives or otherwise, without Ribbon’s express written authorization, or as otherwise required to carry out the purpose and intent of this Agreement. Consultant will not use any Confidential Information in any way other than in performing Services hereunder. These restrictions do not (i) apply to any information generally available to the public or any information properly obtained from a completely independent source, provided such source is not in receipt of such information as a result of Consultant’s breach or the breach of any obligation of any other person or entity to Ribbon; or (ii) apply to prohibit Consultant from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). In the event of a breach of this Section 2(b) by Consultant, Ribbon and Consultant agree that the remedy at law available to Ribbon may be inadequate and that Ribbon shall be entitled to an injunction, without the necessity of posting bond or other security therefor, restraining Consultant from disclosing, in whole or in part, the Confidential Information. Nothing herein shall be construed as prohibiting Ribbon from pursuing any other remedies, in addition to the injunctive relief available under this Section 2(b), for such breach or threatened breach, including the recovery of damages from Consultant. This confidentiality obligation shall survive the expiration or termination of this Agreement.

To the extent Consultant is an “individual”under Section 7 of the Defend Trade Secrets Act of 2016 (“Act”), Consultant understands and acknowledges that his non-disclosure obligations described above are subject to the following immunity provisions of the Act:

I.	Immunity. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:
(A)is made
(i)    in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and
(ii)    solely for the purpose of reporting or investigating a suspected violation of law; or
(B)is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

II.
Use of Trade Secret Information in an Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual:

(A)files any document containing the trade secret under seal; and
(B)does not disclose the trade secret, except pursuant to court order.

(c)
Removal and Return of Confidential Information. Except as expressly authorized in writing by Ribbon, Consultant will not make copies (hard copy or electronic) of Confidential Information. Consultant will immediately return to Ribbon all Confidential Information in Consultant’s possession or under Consultant’s control upon the request of Ribbon and upon expiration or termination of this Agreement.

(d)
Use of Confidential Information. Consultant will use the Confidential Information only to perform Services for Ribbon and will not use the Confidential Information for any other purpose, including without limitation, to conduct (or assist others in conducting) any business or activity that directly or indirectly competes with Ribbon.

(e)
Outside Information. If Consultant is subject to an agreement or obligation to protect another’s confidential or proprietary information from improper disclosure or use, Consultant will not disclose the protected confidential or proprietary information to Ribbon and will not induce Ribbon to use the confidential or proprietary information in breach of Consultant’s agreement or obligation.

3.	Inventions.

(a)
Ownership. During the term of this Agreement, Consultant may conceive, discover, create, develop or reduce to practice (either solely or jointly with others) inventions, processes, methods, designs, concepts, or other intellectual property or similar proprietary rights, whether patentable or not, that: (i) relate either to Ribbon’s current or contemplated business or to the Services performed by Consultant for Ribbon; (ii) relate to Ribbon’s actual or demonstrably anticipated research or development; (iii) result from any work performed by Consultant for Ribbon; (iv) involve the use of Ribbon’s equipment, supplies, facilities or trade secrets; (v) result from or are suggested by any work done by Ribbon or at Ribbon’s request, or any projects specifically assigned to Consultant; or (vi) result from Consultant’s access to any of Ribbon’s memoranda, notes, records, processes, technical information, source code, business plans, product road maps, drawings, sketches, models, customer lists, research results, data, formulae, specifications, inventions, equipment or other materials (“Inventions”). Consultant agrees that Ribbon exclusively, perpetually and worldwide owns all such Inventions.

(b)
Disclosure and Assignment of Inventions. Consultant agrees to promptly and fully disclose all Inventions to Ribbon. Consultant hereby assigns and agrees to assign the Inventions, solely, exclusively, unconditionally, irrevocably, worldwide and in perpetuity to Ribbon.

(c)
Trade Secret Protection of Inventions. Consultant agrees that Ribbon has the right to keep and protect the Inventions as trade secrets. Further, Consultant has a duty of confidentiality with respect to all Inventions to Ribbon under Section 2(b) of this Agreement and under applicable law.

(d)
Patent Protection of Inventions. Consultant agrees that Ribbon also has the right to patent the Inventions. During or after the term of this Agreement, Consultant shall assist Ribbon in obtaining and enforcing United States, Canadian and foreign patents on any or all Inventions. Consultant shall provide all testimony and execute all documents (including declarations, forms, affidavits, and assignments) necessary to obtain and perfect all ownership and other rights, including patents, in and to the Inventions, to vest Ribbon with exclusive title to the Inventions, worldwide, and to protect the Inventions against infringement by others. Consultant hereby irrevocably appoints Ribbon as Consultant’s attorney to execute and undertake all acts, deeds and things in connection with the assignment of Inventions, including without limitation, the execution of all documents as may be required to give effect to the assignment set out above.

4.	Works of Authorship.

(a)
Ownership. Consultant acknowledges that all works of authorship, (including, without limitation, software programs, computer database rights, algorithms, programming codes, flow-charts, diagram, designs, artistic works, literary works, notes, source codes) relating to Consultant’s Services for Ribbon during the term of this Agreement are works “made for hire”, whether or not Consultant develops the works using Ribbon’s resources and facilities or at Ribbon’s direction. As a result, Ribbon owns all rights to the works of authorship, automatically, immediately, solely, exclusively, worldwide and in perpetuity, including any copyrights. Consultant recognizes and accepts that Ribbon may edit, copy, add to, take from, adapt, alter and translate the works (including the items mentioned above) and the product of the Services, at its sole discretion, in any manner whatsoever, in any format, medium or mode, now known or discovered in future.

(b)
Disclosure and Assignment of Copyrights. Consultant agrees to promptly and fully disclose all works of authorship to Ribbon. If, by operation of law or agreement, any of the works of authorship may not be considered a work “made for hire” (or if ownership of all rights in any of the works of authorship do not automatically vest exclusively in Ribbon), Consultant agrees to assign all rights to the work, including any copyrights, to Ribbon, irrevocably, unconditionally, worldwide and in perpetuity. In addition, Consultant irrevocably relinquishes and waives any moral rights in the works of authorship to and in favor of Ribbon.

(b)	Registration and Enforcement of Copyrights. During or after the term of this Agreement, Consultant agrees to assist Ribbon in obtaining and enforcing United

States, Canadian and foreign copyrights in the works of authorship. Consultant shall provide all testimony and execute all documents (including declarations, affidavits, and assignments) necessary to obtain or register copyrights for the works of authorship, to vest Ribbon with exclusive title to the copyrights, and to protect the copyrights against infringement by others. Consultant hereby irrevocably appoints Ribbon as Consultant’s attorney to execute and undertake all acts, deeds and things in connection with the assignment of copyrights, including without limitation, the execution of all documents as may be required to give effect to the assignment set out above.

(d)
Publication. Consultant will not disclose or submit any writings for publication or deliver any speech that contains any information relating to Ribbon’s business or to the Confidential Information without the advanced, written approval from an authorized representative of Ribbon.

5.	Non-Solicitation.

(a)
Non-Solicitation of Employees. During the term of this Agreement and for a period of one year following the expiration or termination of the Agreement, Consultant shall not hire, seek to hire, or in any way participate in an attempt to hire any Ribbon employee on Consultant’s own behalf or on behalf of another, and Consultant shall not in any other manner attempt to directly or indirectly influence, induce, or encourage a Ribbon employee to leave the employment of Ribbon.

(a)
Non-Solicitation of Customers and Business Relationships. During the term of this Agreement and for a period of one year following expiration or termination of the Agreement, Consultant will not directly or indirectly solicit, for the purpose of engaging in any business that is similar to Ribbon’s business, any individual or entity with whom Ribbon has or had a customer or business relationship during the term of the Agreement and with whom Consultant had contact by virtue of Consultant’s relationship position with Ribbon.

(b)
Interpretation. If any restriction set forth in Sections 5(a) and 4(b) is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforced.

6.	Compliance with Laws and Ribbon’s Anti-Corruption Policy.

In all of Consultant’s activities pursuant to this Agreement, Consultant shall strictly comply with all laws, decrees, statutes, rules, regulations, codes and ordinances which may be applicable to Consultant’s activities under this Agreement.

Consultant represents and warrants to, and covenants with, Ribbon that, in connection with Consultant’s activities to be performed for Ribbon hereunder, Consultant will not, directly or indirectly, offer, promise, grant, request, agree to receive or accept, anything of value to or from anyone — including representatives of government/non-government owned commercial enterprises and government officials — in order to gain an improper, illegal or unethical advantage for Ribbon or to encourage a government official to perform an official function or to obtain an improper advantage for Ribbon.

If Ribbon determines or reasonably suspects that Consultant has or intends to violate this Section 6, Ribbon will immediately terminate this Agreement pursuant to Section 8 hereof, and will seek (and Consultant will be obligated to provide) indemnification against Consultant for any damages, losses, fines, penalties, attorney’s fees and costs it suffers as a direct or indirect result of Consultant’s actions.

[Consultant acknowledges that Consultant has received Ribbon’s Supplier Code of Conduct and agrees to abide by its terms including, but not limited to, its Anti-Bribery provision.] If Consultant is granted access to Ribbon equipment, facilities and/or Intranet (“Ribbon Resources”), Consultant shall use such Ribbon Resources solely as required for the performance of the Services and in accordance with the applicable Ribbon policies.

7.	Indemnity.

Consultant shall indemnify and hold harmless Ribbon, its shareholders, directors, officers and employees (hereafter collectively, the “Ribbon Indemnitees”), against any and all liability, loss, damages, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees) incurred by any of the Ribbon Indemnitees as a result of any breach or violation by Consultant or others acting on Consultant’s behalf of any of Consultant’s obligations, covenants, representations, or warranties under this Agreement including, but not limited to, a claim by Consultant that he is an employee or agent of Ribbon. The indemnity obligation of Consultant shall survive the expiration or termination of this Agreement.

8.	Termination.

(a) This Agreement may be terminated at any time before the End Date under the following conditions:

(i)    by the mutual agreement of the Parties;

(ii)
by either Party upon thirty (30) days written notice to the other Party. If written notice under this subsection is sent by overnight courier, termination shall be effective on the date that the notice is sent. If written notice under this subsection is sent by certified mail, termination shall be effective three (3) days after the date of mailing. If it is hand delivered then the termination would be effective on the date it is delivered to, and acknowledged by, that Party as having received the said notice. Consultant shall be entitled only to compensation accruing to and including the date of termination, and shall not be entitled to any other payments of any kind from Ribbon;

(iii)    by either Party with immediate effect, in the event of a breach, violation or default or any provision of this Agreement by the other Party which has not been cured within ten (10) days after written notice specifying such breach, violation or default has been given to that Party; or

(iv)
by automatic termination. This Agreement terminates automatically, with no further action from either Party, if Consultant is adjudicated bankrupt, files a voluntary petition of bankruptcy, makes a general assignment for the benefit of creditors, or is unable to meet its obligations in the normal course of business, or if a receiver is appointed on account of Consultant’s insolvency.

(b) Immediate Termination. Notwithstanding the above, Ribbon shall be entitled to immediately terminate this Agreement effective upon the giving of notice to Consultant (i) in the event that Ribbon has reasonable cause to believe that Consultant or others acting on his behalf have committed, or plan to commit, a violation of the UK Bribery Act or Foreign Corrupt Practices Act or similar local law (“Anti-Bribery Legislation”) or (ii) in the event that Consultant has been convicted of any felony (or any other crime that could reasonably be expected to adversely affect the Company). In such event described in subsection (i), any right of Consultant to receive any payments from Ribbon relating to any such committed or planned violation of any Anti-Bribery Legislation will be forfeited, and with respect to such amounts Ribbon shall have no further liability to Consultant under this Agreement. Consultant further agrees that at any time during the term of this Agreement, Ribbon shall be entitled to terminate this Agreement, without liability to Consultant, if, at the sole discretion of Ribbon, the results of any background check conducted on Consultant and/or Consultant’s employees are not satisfactory to Ribbon.

(c) Consultant agrees that following the expiration or termination of this Agreement, he will not access the Company’s computer systems, download files or any information from the Company’s computer systems or in any way interfere, disrupt, modify or change any computer program used by the Company or any data stored on the Company’s computer systems.

(d) Election of Remedies. The termination of this Agreement by Ribbon shall not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity shall survive any termination.

(e) Effect of Expiration or Termination. Upon the expiration or termination of this Agreement for any reason, each Party will be released from all obligations to the other arising after the date of expiration or termination (including, without limitation, any payments pursuant to Section 1(c)), except:

(i)	expiration or termination will not relieve Consultant of its obligations under Sections 2, 3, 4, 5 and 7; and

(ii)	expiration and termination will not relieve either Consultant or Ribbon from any liability arising from any breach of this Agreement antecedent to such expiration /termination.

9.	Enforcement.

(a)	Choice of Law. This Agreement shall be governed by the laws of the Commonwealth of Massachussetts without reference to any rules of conflict of laws thereof or of any other jurisdiction.

(b)
Forum. Any action arising from this agreement shall be brought in the state or federal courts having jurisdiction in Collin County, Texas. Both Parties agree to submit to jurisdiction in Collin County and agree that venue is proper in Collin County.

(c)
Injunctive Relief. Consultant recognizes that the obligations contained in this Agreement are reasonable and necessary to protect Ribbon’s business interests and that faithful observance of all terms of this Agreement is an essential condition to Consultant’s relationship with Ribbon. Because any breach of this Agreement would cause substantial, irreparable, and immediate harm to Ribbon and because damages would be difficult, if not impossible, to ascertain, Ribbon may seek an injunction from a court of competent jurisdiction to prevent any actual or threatened breach of this Agreement or to compel specific performance. Consultant acknowledges that an injunction would be appropriate to enforce this Agreement.

(d)	Attorneys’ Fees. The prevailing Party in any action brought under this Agreement will be entitled to reasonable attorneys’ fees, costs, and expenses.

10.	General Provisions.

(a)
Notice. Any notices under this Agreement shall be in writing and delivered (i) in person, (ii) by certified mail, postage prepaid, return receipt requested, or (iii) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall addressed as follows:

If to the Company:	4 Technology Park Drive
Westford, Massachusetts 01886
Attention: Legal Department

If to Consultant:	At the most recent personal address in the Company’s files
or to such other address as either Party may from time to time specify in writing to the other Party.

(b)
Entire Agreement. This Agreement represents the entire understanding and agreement of the Parties and, accordingly, supersedes all prior understandings and agreements relating to the subject matter of this Agreement; provided that nothing herein supersedes or otherwise modifies any confidentiality, inventions assignment, proprietary information, or restrictive covenant obligations pursuant to any other agreement between Consultant and Ribbon.

(c)
Waiver and Amendment. The Parties may waive or amend a provision of this Agreement only if the waiver or amendment is in writing and executed by both Parties. The failure of either Ribbon or Consultant to insist upon performance of any provision of this Agreement shall not be construed as a waiver of future performance as required by that provision or any other provision of the Agreement. The forbearance shall have no effect on the Parties’ obligations under the Agreement.

(d)	Headings. The section numbers and headings in this Agreement are inserted for convenience only and shall have no legal effect in interpreting the Agreement.

(e)
Severability. If a provision of this Agreement is found to be unlawful or unenforceable in any respect, the courts shall enforce this Agreement to the fullest extent possible by modifying the provision to make it legal and enforceable, while preserving its intent.

(f)
Assignment. This Agreement shall be binding upon Consultant and shall inure to the benefit of Ribbon, its successors-in-business, and its assigns. Consultant shall not assign its rights or obligation under this Agreement without the prior written consent of a duly authorized officer of Ribbon. Ribbon may assign this Agreement without Consultant’s consent.

IN WITNESS WHEREOF, the Parties have signed this Agreement by their duly authorized representatives to be effective as of the Effective Date.

Ribbon Communications Operating Company, Inc.	David Walsh

By:    /s/ Justin Ferguson        By:    /s/ David Walsh
Name:    Justin Ferguson        Name:    David Walsh
Title:    EVP, General Counsel        Title:

APPENDIX A
To
Independent Consultancy Agreement
Ribbon and Consultant agree that Consultant shall render business advisory services to Ribbon at such times as Consultant and Ribbon agree (the “Services”). Consultant shall coordinate the provision of the Services through the following principal contact at Ribbon: Chief Executive Officer, Franklin “Fritz” Hobbs. By way of example, the Services may include, without limitation, the following:
1.    Description of Work:
•    Provide input on product and company strategy as requested
•    Support merger and acquisition activities as directed
•    Provide input on investor relations strategy
•    Provide market and competitive insight as it relates to company strategy

2.    Term: February 2, 2019 to January 31, 2020

3.    Fee Schedule: USD $25,000 per month (prorated for any partial month) for providing the Services described in herein and during the term of the Agreement. No fees are payable for any period following the end of the term of the Agreement.

4.    Special Conditions: The Parties acknowledge and agree that it is reasonably anticipated that the level of bona fide services provided by Consultant to Ribbon following the Effective Date will be no more than 20% of the average level of bona fide services provided performed by Consultant for Ribbon during the 36-month period immediately preceding the Effective Date and, unless otherwise agreed in writing between the Parties, the level of bona fide services required to provide the Services shall not exceed 20% of the average level of bona fide services provided by Consultant for Ribbon during the 36-month period immediately preceding the Effective Date.